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                                                                   Exhibit 10.14

                              AMENDED AND RESTATED
                                 PROMISSORY NOTE
                           (REVOLVING LINE OF CREDIT)

$19,000,000.00

                                                                  April 29, 1999

EMCORE CORPORATION
394 Elizabeth Avenue
Somerset, New Jersey 08873
(Hereinafter referred to as the "Borrower")

FIRST UNION NATIONAL BANK
190 River Road
Summit, New Jersey 07901
(Hereinafter referred to as the "Bank")

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of NINETEEN MILLION AND NO/100 DOLLARS ($19,000,000.00) or such sum as may be advanced and outstanding from time to time with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this "Note").

AMENDED AND RESTATED NOTE. This Note shall be deemed to replace and supercede the $8,000,000 Promissory Note (Revolving Line of Credit) dated June 22, 1998 and the $5,000,000 Promissory Note (Revolving Line of Credit dated January 29, 1999, in each case made by Borrower and payable to the Bank (the "Prior Notes"). Accordingly, as of the date hereof, all of Borrower's obligations evidenced by the Prior Notes shall be deemed to be evidenced by this Note and all of the terms and conditions of the Prior Notes are amended and restated in their entirety by the terms and conditions of this Note. It is hereby acknowledge that the terms and conditions of this Note that pertain to Borrower's obligations under the Prior Notes are a modification of said obligations under the Prior Notes, and not an extinguishment, satisfaction or novation of such obligations.

SECURITY. This Note is secured by, INTER ALIA, the Unconditional Guaranty dated the date hereof, made by Thomas J. Russell, Jr., individually and the TJR Holding Trust (collectively, the "Note Guarantors") and by the Collateral described in the Pledge and Assignment Agreement of even date herewith made by the Note Guarantors in favor of the Bank (collectively, the "TJR Documents").

INTEREST RATE. Interest shall accrue on the unpaid principal balance of each Revolving Loan (defined herein) under this Note from the date such Revolving Loan is made available to the Borrower at the at a rate equal to one month LIBOR plus three-quarters of one percent (3/4%) per annum ("LIBOR-BASED RATE"), as determined by the Bank prior to the commencement of each Interest Period. The LIBOR-Based Rate shall remain in effect, subject to the provisions hereof, for the entire Interest Period for which it is determined. Borrower acknowledges that the LIBOR-Based Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank. "LIBOR" is the rate for U.S. dollar deposits of that many months maturity as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before the relevant Interest Period begins (or if not so reported, then as determined by Bank from another recognized source of interbank quotation). The term "Interest Period" means, initially, the period commencing on the date hereof and ending April 30, 1999, and thereafter, each period commencing on the last day of the immediately preceding Interest Period





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and ending one month thereafter, but in no event after the Maturity Date;
subject, however, to the following provisions: (i) if any Interest Period would otherwise end on a day which is not a New York business day, that Interest Period shall be extended to the next succeeding New York business day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding New York business day; and (ii) any Interest Period that begins on the last New York business day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last New York business day of a calendar month.

DEFAULT RATE. In addition to all other rights contained in this Note, if a Default (defined herein) occurs and as long as a Default continues, (a) Borrower shall no longer have the option to request a LIBOR-Based Rate and (b) all outstanding Obligations shall bear interest at the Lending Rate (as such term is defined in the Credit Agreement) plus 3% ("Default Rate"). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.

INDEMNIFICATION. The Borrower shall indemnify the Bank against the Bank's loss or expense in employing deposits as a consequence of (i) the Borrower's failure to make any payment when due under this Note, or (ii) any prepayment of the Loan on a date other than the last day of an Interest Period ("INDEMNIFIED LOSS OR EXPENSE").

ADDITIONAL COSTS. If, at any time, a new, or a revision in any existing law or interpretation or administration (including reversals) thereof by any government authority, central bank or comparable agency imposes, increases or modifies any reserve or similar requirement against assets, deposits or credit extended by the Bank, or subjects the Bank to any tax, duty or other charge (except tax on the Bank's net income), and any of the foregoing increase the cost to the Bank of maintaining its commitment or reduce the amount of any sum received or receivable by the Bank under this Note, within 15 days after demand by the Bank, the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank for such increased costs or reductions ("ADDITIONAL COSTS").

MATCH FUNDING. The amount of such (i) Indemnified Loss or Expense, or (ii) Additional Costs outlined above shall be determined, in the Bank's sole discretion, based upon the assumption that the Bank funded 100% of that portion of the Loan to which the LIBOR-Based Rate applies in the applicable London interbank market.

UNAVAILABILITY OF INTEREST RATE. If, at any time, (i) the Bank shall determine that, by reason of circumstances affecting foreign exchange and interbank markets generally, LIBOR deposits in the applicable amounts are not being offered to the Bank; or (ii) a new, or a revision in any existing law or interpretation or administration (including reversals) thereof by any government authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to honor its obligations under this Note, then (A) the Bank's obligation, if any, to make or maintain a Revolving Loan at the LIBOR-Based Rate shall be suspended, and (B) the applicable LIBOR-Based Rate shall, for the remainder of the term of the Loan, immediately be converted to
(x) the Lending Rate (as such term is defined in the Credit Agreement) or (y) if the undersigned has hedged the LIBOR-Based Rate by entering into an interest rate swap agreement with the Bank, the rate of interest payable to the undersigned by the Bank as a Floating Rate Payer under the terms of said swap agreement (plus the percentage added to LIBOR above if not included in said rate of interest payable by the Bank).

INTEREST AND FEE(S) COMPUTATION. (ACTUAL/360). Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period ("Actual/360 Computation"). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year's period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective rate exceeding that of the nominal rate.




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REPAYMENT TERMS. This Note shall be due and payable in consecutive monthly payments of accrued interest only commencing on April 30, 1999, and on the last day of each one month Interest Period occurring thereafter until fully paid. In any event, all principal and accrued interest hereunder shall be due and payable on the earlier to occur of (i) the day the Revolving Loans are accelerated due to the occurrence of a Default, or (ii) October 1, 1999 (the "Maturity Date").

MANDATORY PREPAYMENTS. Upon the receipt of Net Cash Proceeds (as defined below) from any sale or issuance of any shares of Borrower's common stock or any class of its preferred stock, any securities convertible into or exchangeable for shares of any such stock, or any warrants, rights or options to acquire shares of such stock, be applied Borrower will prepay the Obligations in an amount equal to 100% of such Net Cash Proceeds (or that portion of such proceeds required to so prepay said Obligations), and (notwithstanding any provision of this Note or any other Loan Document) such prepayment shall be applied in the following manner:

                  FIRST: to prepay the principal balance of any outstanding Revolving Loans (defined herein), together with any accrued and unpaid interest thereon, and
                  SECOND: to prepay the principal balance of any outstanding Revolving Loans incurred under the Credit Agreement (defined herein), together with any accrued and unpaid interest thereon.

         The maximum amount available to be advanced under this Note shall be permanently reduced by an amount equal to the amount applied to reduce the principal balance of such Revolving Loans pursuant to clause FIRST above. As used herein "Net Cash Proceeds" means the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred compensation) by or on behalf of Borrower in connection with any sale or issuance of equity securities contemplated above, after deduction therefrom only (i) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees and other similar fees and expenses, and (ii) the amount of taxes payable in connection with, or as a result of, such transaction; but in each case only to the extent that such amounts are deducted upon receipt of such cash proceeds and actually paid to persons or entities, other than Borrower, Note Guarantors or any Affiliate of Borrower or Note Guarantors. For the avoidance of doubt, Borrower acknowledges that (i) the foregoing shall not be deemed or construed as a consent by Bank to any such equity sale or issuance which would otherwise be prohibited by the terms of the Loan Documents and (i) this Section, as it relates to the reduction of Borrower's Obligations under the Credit Agreement, shall survive the payment in full and/or termination of Borrower's Obligations hereunder. In connection with any prepayment required hereunder, Bank shall cooperate with Borrower to mitigate any Indemnified Loss of Expense otherwise payable hereunder, and under similar charges payable under the Credit Agreement.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations shall be applied first to fees, penalties, accrued interest and then to principal. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank. If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

LOAN DOCUMENTS AND OBLIGATIONS. The term "Loan Documents" used in this Note and other Loan Documents refers to all documents executed in connection with the loan evidenced by this Note and any prior notes which evidence all or any portion of the loan evidenced by this Note, and may include, without limitation, this Note, the TJR Documents, the Credit Agreement (as such term is defined below), guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, letters of credit and any renewals or modifications, whenever any of the foregoing are executed, but does not include swap



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agreements (as defined in 11 U.S.C. Section 101).

The term "Obligations" used in this Note refers to any and all indebtedness and other obligations under this Note, all other obligations under any other Loan Document(s), and all obligations under any swap agreements as defined in 11 U.S.C. Section 101 between Borrower and Bank whenever executed.

LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 3% of each payment past due for 10 or more days. Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank's right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank's reasonable expenses incurred to enforce or collect any of the Obligations, including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. Regardless of any other provision of this Note or other Loan Documents, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of this Note and not to the payment of interest, and (ii) if the loan evidenced by this Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of this Note or the refunding of excess to be a complete settlement and acquittance thereof.

DEFAULT. If any of the following occurs, a default ("Default") under this Note shall exist: NONPAYMENT; NONPERFORMANCE. The failure of timely payment or performance of the Obligations or Default under this Note or any other Loan Documents or failure of any party to comply with any other term, condition or agreement set forth in this Note or any other Loan Document, beyond any applicable grace period, if any. FALSE WARRANTY. A warranty or representation made or deemed made in the Loan Documents or furnished Bank in connection with the loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false. CROSS DEFAULT. At Bank's option, any default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower, any general partner of or the holder(s) of the majority ownership interests of Borrower with Bank or its affiliates ("Affiliate" shall have the meaning as defined in 11 U.S.C. Section 101, except that the term "debtor" therein shall be substituted by the term "Borrower" herein; "Subsidiary" shall mean any corporation of which more than 50% of the issued and outstanding voting stock is owned directly or indirectly by Borrower). CESSATION; BANKRUPTCY. The dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against the Borrower, its Subsidiaries or Affiliates, if any, or any general partner of or the holder(s) of the majority ownership interests of Borrower, or any party to the Loan Documents. NOTE GUARANTORS. If (i) any Note Guarantor fails to comply with any payment obligation set forth in the Guaranty or if any Note Guarantor fails to comply with any of the covenants or other agreements set forth in the Guaranty or any other Loan Document to which it is a party beyond any applicable grace period provided for therein, or (ii) any representation or warranty made or deemed made by Note Guarantor in the Guaranty or any other Loan Document to which it is a party or which is contained in any exhibit, schedule or any other document or other statement furnished at any time under or in connection with the Guaranty or any of the other Loan Documents shall prove to have been incorrect in any material respect on or as of the date made or deemed made, or (iii) if Note Guarantor shall terminate, purport to terminate or take any steps which have the effect of decreasing its liability under the Guaranty.

REMEDIES UPON DEFAULT. If a Default occurs under this Note or any Loan Documents, Bank may at any time thereafter, take the following actions: BANK LIEN. Foreclose its security



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interest or lien against Borrower's accounts without notice. ACCELERATION UPON
DEFAULT. Accelerate the maturity of this Note and all other Obligations, and all of the Obligations shall be immediately due and payable. CUMULATIVE. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

FINANCIAL AND OTHER INFORMATION. Borrower shall deliver to Bank such information as required under the Credit Agreement and other Loan Documents.

AUTOMATIC DEBIT OF CHECKING ACCOUNT FOR LOAN PAYMENT. Borrower authorizes Bank to debit its demand deposit account number 002030000135558 or any other account with Bank for any payments due under this Note. Borrower further certifies that Borrower holds legitimate ownership of this account and preauthorizes this periodic debit as part of its right under said ownership.

REVOLVING LOANS. Borrower may borrow, repay and reborrow, and Bank may advance and readvance under this Note respectively from time to time (each a "Revolving Loan" and together the "Revolving Loans"), so long as the total indebtedness outstanding at any one time does not exceed the principal amount stated on the face of this Note (as such availability may be reduced pursuant to the Section captioned Mandatory Prepayments hereunder). Bank's obligation to make Revolving Loans under this Note shall terminate if there is a Default.

ADDITIONAL COVENANTS, REPRESENTATIONS AND WARRANTIES. All of the agreements, covenants, representations and warranties made by the Borrower in the Revolving Loan and Security Agreement dated March 31, 1997 between the Borrower and the Bank as amended by (i) the Consent and Amendment thereto dated December 5, 1997,
(ii) the Second Amendment thereto dated as of November 30, 1998, and (iii) the letter waiver and amendment dated March 8, 1999 (such agreement, as so amended and as the same may be further amended from time to time in the future, the "Credit Agreement") and the other Loan Documents (as such term is defined in the Credit Agreement) are deemed incorporated herein in their entirety as if fully and completely set forth herein. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement. For the avoidance of doubt, Borrower acknowledges (i) all terms and provisions of the Credit Agreement incorporated by reference into this Note shall be so incorporated as such terms exist as of the date hereof and shall remain so incorporated herein irrespective of the termination or expiration of the Credit Agreement and (ii) the Obligations hereunder shall be secured, guaranteed and otherwise supported by the Loan Documents and Collateral referred to therein.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Each Borrower or any person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any other Borrower or any other person liable under this Note or other Loan Documents, all without notice to or consent of each Borrower or each person who may be liable under this Note or other Loan Documents and without affecting the liability of Borrower or any person who may be liable under this Note or other Loan Documents.

MISCELLANEOUS PROVISIONS. ASSIGNMENT. This Note and other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank's interests in and rights under this Note and other


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Loan Documents are freely assignable, in whole or in part, by Bank. In addition, nothing in this Note or any of the Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the Loan Documents or any interest therein to any Federal Reserve Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. APPLICABLE LAW; CONFLICT BETWEEN DOCUMENTS. This Note and other Loan Documents shall be governed by and construed under the laws of the state where Bank first shown above is located without regard to that state's conflict of laws principles. If the terms of this Note should conflict with the terms of the loan agreement or any commitment letter that survives closing, the terms of this Note shall control. BORROWER'S ACCOUNTS. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower's accounts with Bank and any of its affiliates. JURISDICTION. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state in which the office of Bank first shown above is located. SEVERABILITY. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. NOTICES. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower's address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Bank's office address shown above or such other address as Bank may specify in writing from time to time. In the event that Borrower changes Borrower's address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. PLURAL; CAPTIONS. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term
"person" shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. BINDING CONTRACT. Borrower by execution of and Bank by acceptance of this Note agree that each party is bound to all terms and provisions of this Note. REVOLVING LOANS. Bank in its sole discretion may make other Revolving Loans under this Note pursuant hereto. POSTING OF PAYMENTS. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. FEES AND TAXES. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

ARBITRATION. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Note and other Loan Documents ("Disputes") between or among parties to this Note shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Note.

Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in the city in which the office of Bank first stated above is located. The expedited procedures set forth in Rule 51 ET SEQ. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed attorney. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.


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PRESERVATION AND LIMITATION OF REMEDIES. Notwithstanding the preceding binding arbitration provisions, Bank and Borrower agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. Bank and Borrower shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under Loan Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

Borrower and Bank agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

CONDITIONS PRECEDENT. This Note shall not be deemed in full force and effect and no Revolving Loans shall be made hereunder until the Bank has received the following:

      (1)  This Note, duly executed and delivered by the Borrower;

      (2)  All of the TJR Documents fully executed by the parties thereto; and

      (3) Each of the other documents and materials itemized on the Closing Document Checklist attached hereto as SCHEDULE A, each in form and substance satisfactory to the Bank.

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

                                               EMCORE CORPORATION



CORPORATE                                      By:______________________________
SEAL                                              Name:
                                                  Title:























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STATE OF                            )
                           ) ss.:

COUNTY OF                           )

         On the ___ day of April, 1999, before me personally came _____________________, to me known, who, being by me duly sworn, did depose and say that _he resides at No. ___________________________________________________;
that _he is the ______________ of EMCORE CORPORATION, the corporation described in and which executed the foregoing instrument; that _he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the board of directors of said corporation and that _he signed h__ name thereto by like authority.



                                        ---------------------------------
                                                   Notary Public





























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